Exhibit 10.(m)

                        SHARE EXCHANGE AGREEMENT

                            BY AND BETWEEN

                 ORION DIVERSIFIED TECHNOLOGIES, INC.

                                 AND

                              OVALE, SA

                      DATED  SEPTEMBER 15, 2004

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Tables of Content

ARTICLE I  EVENTS TO TAKE PLACE AT THE CLOSING                          6
  SECTION 1.1. Agreement to  Exchange. Common Stock and Cancel Debt     6
  SECTION 1.2. Closing                                                  6
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF OVALE                     7
  SECTION 2.1. Corporate Organization                                   7
  SECTION 2.2. Capitalization Of Ovale                                  7
  SECTION 2.3. Subsidiaries and Equity Investments                      8
  SECTION 2.4. Authorization and Validity of Agreements                 8
  SECTION 2.5. No Conflict or Violation                                 8
  SECTION 2.6. Consents and Approvals                                   8
  SECTION 2.7. Financial Statements                                     8
  SECTION 2.8. Absence of Certain Changes or Events                     9
  SECTION 2.9. Tax Matters                                             10
  SECTION 2.10. Absence of Undisclosed Liabilities                     10
  SECTION 2.11. Interests in Real Property                             11
  SECTION 2.12. Personal Property                                      11
  SECTION 2.13. Licenses, Permits and Governmental Approvals.          11
  SECTION 2.14. Compliance with Law                                    11
  SECTION 2.15. Litigation                                             11
  SECTION 2.16. Contracts                                              12
  SECTION 2.17. Employee Plans                                         13
  SECTION 2.18. Insurance                                              13
  SECTION 2.19. Environmental Matters                                  13
  SECTION 2.20. Labor Matters                                          13
    A. Except as set forth in Schedule 2.20                            13
    B. Except as set forth in Schedule 2.20                            14
  SECTION 2.21. Disclosure                                             14
  SECTION 2.22. Survival                                               15
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF OVALE SHAREHOLDERS,
             AND OF FABERT AS LENDER                                   15
  SECTION 3.1. Authorization and Reliability of Agreement of the
               Ovale Shareholders                                      15
  SECTION 3.2. Free and Clear Ownership of Shares                      15
  SECTION 3.3. Authorization and Reliability of Agreement of Fabert
               as Lender                                               15
  SECTION 3.4. Investment Understanding and Representation by Orion    15
  SECTION 3.5. Investment Representations Regarding the Orion Shares,
               Legending and Stop Orders                               16
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ORION                    16

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  SECTION 4.1. Corporate Organization, Books and Records               16
  SECTION 4.2. Capitalization of Orion; Title to the Shares            17
    A. Capitalization and Planned Capitalization                       17
    B. Free Trading and Other Securities                               17
  SECTION 4.3. Subsidiaries                                            18
  SECTION 4.4. Authorization and Validity of Agreements                18
  SECTION 4.5. No Conflict or Violation                                18
  SECTION 4.6. Consents and Approvals                                  18
  SECTION 4.7. Financial Statements                                    19
    A. Audited Financial Statements                                    19
    B. Unaudited Financial Statements                                  19
  SECTION 4.8. Absence of Certain Changes or Events                    19
  SECTION 4.9. Tax Matters                                             20
  SECTION 4.10. Absence of Undisclosed Liabilities                     20
  SECTION 4.11. Interests in Real Property                             21
  SECTION 4.12. Personal Property                                      21
  SECTION 4.13. Licenses, Permits and Governmental Approvals           21
  SECTION 4.14. Compliance with Law                                    21
  SECTION 4.15. Litigation                                             21
  SECTION 4.16. Contracts                                              22
  SECTION 4.17. Employee Plans                                         23
  SECTION 4.18. Insurance                                              23
  SECTION 4.19. Environmental Matters                                  23
  SECTION 4.20. Labor Matters                                          23
    A. Orion is not a party to                                         23
    B. Except as set forth in Schedule 4.19                            24
  SECTION 4.21. Investment Intent                                      24
  SECTION 4.22. SEC Filings                                            24
  SECTION 4.23. Disclosure                                             25
  SECTION 4.24. Survival                                               25
ARTICLE V  MUTUAL PRE-CLOSING COVENANTS                                25
  SECTION 5.1. Certain Changes and Conduct of Business                 25
  SECTION 5.2. Access to Properties and Records                        27
  SECTION 5.3. Negotiations                                            27
  SECTION 5.4. Consents and Approvals                                  28
  SECTION 5.5. Public Announcement                                     28
  SECTION 5.6. Original Issuance                                       28
ARTICLE VI  CONDITIONS TO OBLIGATIONS OF ORION                         28
  SECTION 6.1. Representations and Warranties of Ovale                 28

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  SECTION 6.2. Agreements and Covenants                                28
  SECTION 6.3. Consents And Approvals                                  29
  SECTION 6.4. No Violation of Orders                                  29
  SECTION 6.5. Good standing and Other Certificates                    29
  SECTION 6.6. Other Closing Documents                                 30
ARTICLE VII  CONDITIONS TO OBLIGATIONS OF OVALE                        30
  SECTION 7.1. Representations and Warranties of Orion                 30
  SECTION 7.2. Agreements and Covenants                                30
  SECTION 7.3. Consents and Approvals                                  30
  SECTION 7.4. No Violation of Orders                                  30
  SECTION 7.5. Good Standing and Other Certificates                    31
  SECTION 7.6. Other Closing Documents                                 31
  SECTION 7.7. Corporate Matters                                       31
ARTICLE VIII  TERMINATION AND ABANDONMENT                              32
  SECTION 8.1. Methods of Termination                                  32
  SECTION 8.2. Procedure Upon Termination                              33
ARTICLE IX  POST-CLOSING AGREEMENTS                                    33
  SECTION 9.1. Consistency in Reporting                                33
ARTICLE X  MISCELLANEOUS PROVISIONS                                    33
  SECTION 10.1. Survival of Provisions                                 33
  SECTION 10.2. Publicity                                              34
  SECTION 10.3. Successors and Assigns; No Third-Party Beneficiaries   34
  SECTION 10.4. Finders                                                34
  SECTION 10.5. Fees and Expenses                                      34
  SECTION 10.6. Notices                                                34
  SECTION 10.7. Entire Agreement                                       35
  SECTION 10.8. Severability                                           35
  SECTION 10.9. Titles and Headings                                    36
  SECTION 10.10. Counterparts                                          36
  SECTION 10.11. Convenience of Forum; Consent to Jurisdiction         36
  SECTION 10.12. Enforcement of The Agreement                          36
  SECTION 10.13. Governing Law                                         36
  SECTION 10.14. Schedules                                             36

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THIS SHARE EXCHANGE AGREEMENT, (the "Agreement") made this 15th day of
September, 2004, by and between
  1) Orion Diversified Technologies, Inc. a New Jersey corporation with an office at 630 Shore Road, Suite 505, Long Beach, NY 11561 ("Orion"),
  2) Ovale, S.A., a Swiss societe anonyme with its principal office at 36 Boulevard, Helvetique CH-1207 Geneva, Switzerland ("Ovale"),
  3) The individual holders of all 100 outstanding Class A shares of Ovale's common stock, 1,000 CHF (i.e., Swiss Francs) par value and the individual holders of all 150 outstanding Class B shares of Ovale's common stock, 5,000 CHF par value (the "Ovale Shares") (the "Ovale Shareholders"), and
  4) Vladimir Fabert, a Lender, with his principal place of business at 36 Boulevard, Helvetique CH-1207 Geneva, Switzerland ("Fabert").

Orion, Ovale, the Ovale Shareholders, and Fabert are sometimes hereinafter individually referred to as a "Party" and collectively as the "Parties."

A. WHEREAS, Ovale is a Societe Anonyme, organized under the laws of Switzerland, the shares of which are privately held, and all of its beneficial shareholders are listed on Exhibit 1 hereto;
B. WHEREAS, Orion is a corporation organized under the laws of the State of New Jersey with a class of securities registered with the Securities and Exchange Commission ("SEC") pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");
C. WHEREAS on May 9, 2003 Orion, Ovale, and the Ovale Shareholders entered into an agreement which was intended to carry out the same transaction as this Agreement, and that agreement has been amended from time to time;
D. WHEREAS in June, 2003, certain Class A Shareholders of Ovale ("June Borrowers") borrowed CHF 50,000 from Orion;
E. WHEREAS since May 9, 2003, Fabert, as a lender to Ovale, has arranged for a loan to be made to Ovale for a maximum of 700,000 Euros(the "Fabert-Ovale Loan");
F. WHEREAS Fabert and Ovale have agreed that Fabert will accept shares of Orion at the ratio of 1.667 Orion shares for each Euro lent to Ovale by Orion as of the time of the closing as payment of the Fabert-Ovale Loan;
G. WHEREAS the parties desire to amend and restate their prior agreements in the form of this Agreement so that it replaces all prior agreements between them;
H. WHEREAS, the respective board of directors of Orion and Ovale have approved the exchange of the Ovale Shares and the Fabert-Ovale Loan in consideration for a maximum of

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11,775,000 shares of Orion's Common Stock, $.01 par value per share (the
"Orion Shares"), and the payment of 50,000 CHF to the holders of Ovale's Class A shares in the form of the forgiveness of the outstanding sum payable pursuant to the terms of this Agreement (the "Share Exchange"), all with the intent that immediately following the Share Exchange, the Ovale Shareholders shall hold a maximum of 75% of the outstanding shares of Orion's common stock and Ovale shall be a wholly owned subsidiary of Orion; and

I. WHEREAS, the Share Exchange is not intended to qualify as a tax free
reorganization under   the U.S. Internal Revenue Code of 1986, as amended
(the "Code").

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I  EVENTS TO TAKE PLACE AT THE CLOSING.

SECTION 1.1. Agreement to  Exchange. Common Stock and Cancel Debt.

On the Closing Date (as that term is hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement,

1) the Ovale Shareholders shall sell, assign, transfer, convey and deliver all the Ovale Shares (and the certificates representing them) to Orion; and Orion shall accept the Ovale Shares in exchange for 10,608,100 newly issued Orion Shares delivered to the Ovale Shareholders on a pro rata basis;
2) the June Borrowers shall accept, and Orion shall pay to them, CHF50,000 as additional payment for their Class A Ovale shares; and the debt of the June Borrowers to Orion shall thus be extinguished;
3) Fabert, as Lender, shall assign the Fabert-Ovale Loan to Orion, and Orion shall issue to Fabert, up to 1,166,900 Orion Shares at the ratio of 1.667 Orion Share per Euro of the Fabert-Ovale Loan outstanding for the assignment of the Fabert-Ovale loan;
4) As a result of the transactions set forth in this section 1.1 there shall be issued and outstanding 15,836,532 Orion Shares of which the Ovale Shareholders, and Fabert (as Lender) shall own of record 11,775,000 Orion Shares. (The 11,775,000 shares does not include Orion shares owned by Ovale shareholders prior to the execution of this Agreement.)

SECTION 1.2. Closing.

The closing of the Share Exchange (the "Closing") shall take place at 10:00 a.m. E.S.T. on the second business day after the conditions to closing set forth in Articles VI and VII have been

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satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the principal offices of Orion's counsel at 477 Madison Avenue, 14th Floor, New York, New York. At the Closing, the Parties shall carry out the transactions set out in
Section 1.1, and the Ovale Shareholders shall deliver to Orion the stock certificates representing the Ovale Shares. The Ovale Shares delivered to Orion shall be represented by certificates duly endorsed in blank with Medallion signatures guaranteed, for transfer or accompanied by appropriate stock powers similarly executed, and Orion shall deliver duly issued share certificates issued in the names designated by Ovale.

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF OVALE

Ovale hereby represents and warrants to and agrees with Orion as follows:

SECTION 2.1. Corporate Organization.

Ovale is a societe anonyme duly organized on October 17, 2002, validly existing and in good standing under the laws of the Confederation of Switzerland, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and in good standing in each jurisdiction where the nature of the business conducted or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Ovale (an "Ovale Material Adverse Effect");

Copies of the Articles of Incorporation and By-laws of Ovale, with all amendments thereto to the date hereof, have been furnished to Orion, and such copies (attached hereto as Schedule 2.1) are accurate and complete as of the date hereof. The minute books of Ovale are current as required by law, contain the minutes of all meetings of the Board of Directors from date of incorporation to this date, and adequately reflect all material actions taken by the Board of Directors of Ovale and copies thereof shall be delivered to Orion prior to the Closing Date including the corporate action referenced in Section 2.4.

SECTION 2.2. Capitalization Of Ovale.

The authorized capital stock of Ovale consists of 100 Class A shares of common stock, 1,000 CHF par value per share, of which 100 shares are issued and outstanding and 150 Class B shares of common stock, 5,000 CHF (i.e., Swiss Francs) par value per share, of which 150 shares are issued and outstanding, a total share capital of 850,000 CHF. All of the shares of capital stock have been duly authorized and validly issued, and are fully paid and non-assessable and no personal liability attaches to the ownership thereof. The Ovale Shares represent 100% of the outstanding shares of capital stock of Ovale, and there are no options, warrants, agreements,

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commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock or any unissued or treasury shares of capital stock of Ovale outstanding. All the beneficial holders of the Ovale Shares are listed on Exhibit 1.

SECTION 2.3. Subsidiaries and Equity Investments.

Ovale has no subsidiaries or equity interest in any corporation, partnership, joint venture, or other entity except for those set forth in Schedule 2.3.

SECTION 2.4. Authorization and Validity of Agreements.

Ovale has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Ovale and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Ovale are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

SECTION 2.5. No Conflict or Violation.

The execution, delivery and performance of this Agreement by Ovale does not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws of Ovale, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation, of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Ovale is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Ovale, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Ovale is bound.

SECTION 2.6. Consents and Approvals.

No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation is required, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement or the performance by Ovale of its or their obligations hereunder has been done.

SECTION 2.7. Financial Statements.

1) As a condition precedent to Closing, Ovale shall furnish to Orion audited financial

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statements for the period from inception through its fiscal year end,
December 31st, 2003; (such financial statements being hereinafter referred to as the "Ovale Audited Financial Statements"). The Ovale Audited Financial Statements, including the notes thereto, (i) were prepared in accordance with generally accepted accounting principles,
(ii) present fairly, in all material aspects, the financial position, results of operations and changes in financial position of Ovale, as of such date and for the periods then ended, (iii) are complete, correct and in accordance with the books of account and records of Ovale, (iv) are reconciled with the financial statements and the financial records maintained and the accounting methods applied by Ovale for federal income tax purposes, (v) and contain all entries recommended by Ovale's independent certified public accountants.

2) Ovale shall furnish Orion with such unaudited interim financial statements as shall be required to comply with the applicable rules of the SEC necessary to consummate this transaction (the "Ovale Unaudited Financial Statements"). The Ovale Unaudited Financial Statements shall reflect all adjustments that are, in the opinion of its management, necessary to a fair statement of the results for the interim periods presented. The Ovale Audited Financial Statements and the Ovale Unaudited Financial Statements are hereinafter collected referred to as the "Ovale Financial Statements".

SECTION 2.8. Absence of Certain Changes or Events.

Since December 31st, 2003, and except as set forth on Schedule 2.8:

1) Ovale has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or conditions financial or otherwise of Ovale. Ovale does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Ovale;

2) There has not been any substantive change in any method of accounting or accounting practice of Ovale;

3) There has not been any declarations, setting aside or payment of dividends or distributions with respect to shares of Ovale or any redemption, purchase or other acquisition of any of Ovale's securities by Ovale; and

4) There has not been a material increase in the compensation payable or to become payable to any director or officer of Ovale.

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SECTION 2.9. Tax Matters.

1) All tax returns, reports, or information returns or other documents (including any related or supporting information) required to be filed before the Closing in respect of Ovale have been filed, and Ovale has paid, accrued or otherwise adequately reserved for the payment of all Taxes (as that term is hereinafter defined) required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed. Copies of such returns shall be furnished to Orion prior to the Closing Date. All Taxes of Ovale have been paid or adequately provided for and Ovale knows of no proposed additional tax assessment against Ovale not adequately provided for in the Ovale Financial Statements. No deficiency for any Taxes has been asserted or assessed by a taxing authority against Ovale; there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of Ovale. In the ordinary course, Ovale makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by Ovale. Ovale has not executed an extension or waiver of any statute of limitations on the assessment or collection of Tax that is currently in effect.

2) "Taxes" shall, for purposes of this Agreement, mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

SECTION 2.10. Absence of Undisclosed Liabilities.

1) Ovale has no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the balance sheet of Ovale included in the Financial Statements other than liabilities i ncurred or accrued in the ordinary course of business since the date of the last financial statements (annual or quarterly) furnished to Orion.

2) Financial Statements. Except as shown in such balance sheets or in the notes to the Ovale Financial Statements, Ovale is not directly or indirectly liable upon, or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except for debts undertaken in the ordinary course of its business, none of which will have a material adverse effect upon Ovale.

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SECTION 2.11. Interests in Real Property.

Ovale does not own any item of or interest in real property, but leases the property shown on Schedule 2.11.

SECTION 2.12. Personal Property.

Ovale owns all personal property ("Personal Property") purported to be owned by it as of the date hereof, in each case free and clear of all Liens, except for those Liens described in Schedule 2.12. All of the Personal Property owned or leased by, and commonly used or necessary for or in the operations of Ovale: (i) is in such operating condition or repair as may be necessary to carry on the business of Ovale as it is now being conducted, subject only to ordinary wear and tear; and (ii) is sufficient, in the aggregate, to carry on the ordinary course of business of Ovale.

SECTION 2.13. Licenses, Permits and Governmental Approvals.

Except as set forth on Schedule 2.13, there are no licenses, permits, franchises, authorizations and approvals issued or granted to Ovale by any national, federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"). (Schedule 2.13 need not list vehicle registrations, occupancy licenses, if any, export/import licenses, etc. the absence of which would not have a material adverse effect upon its business.)

SECTION 2.14. Compliance with Law.

The operations of Ovale have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Ovale and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety except where such non-compliance would not have a Ovale Material Adverse Effect. Ovale has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to Ovale or any of its assets, properties or operations.

SECTION 2.15. Litigation.

There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the Ovale's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Ovale or any of its officers, directors, employees, agents or affiliates

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involving, affecting or relating to any assets, properties or operations of Ovale or the transactions contemplated by this Agreement, nor is any basis known to it for any such action, suit, proceeding or investigation.
Schedule 2.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither Ovale nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any country, judicial, state or local court or governmental or regulatory authority or arbitrator, that would have a Ovale Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

SECTION 2.16. Contracts.

Schedule 2.16 sets forth a true and complete list of all material contracts, agreements and other instruments to which Ovale is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written or oral, express or implied, material

1) contracts, agreements and commitments not made in the ordinary course of business;
2) purchase and supply contracts with a value in excess of $25,000;
3) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit;
4) leases and subleases of real or personal property;
5) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights;
6) contracts or commitments limiting or restraining Ovale from engaging or competing in any lines of business or with any person, firm, or corporation;
7) partnership and joint venture agreements; and
8) all amendments, modifications, extensions or renewals of any of the foregoing. (The foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment"). Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. Ovale has performed all obligations required to be performed by it to date hereunder, and is not in default in respect of any Commitment, and to Ovale's best knowledge no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best of Ovale's knowledge and belief, no other party to any Commitment is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both,

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   would constitute such a default.

SECTION 2.17. Employee Plans.

Ovale maintains no pension, savings, stock option, retirement, severance, health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") nor has any obligation to contribute to such Plans other than required by the laws of the jurisdiction in which Ovale is active.

SECTION 2.18. Insurance.

Schedule 2.18 lists the insurance and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation, disability and other forms of insurance insuring the properties, assets and operations of the business of Ovale. Except as set forth in Schedule 2.18, all such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers (to Ovale's best knowledge) and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. Ovale is not in material default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance. Except as set forth in Schedule 2.18, there is no claim by Ovale pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

SECTION 2.19. Environmental Matters.

No licenses, permits or other authorizations are required under applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and Ovale is in compliance with all Environmental Laws and with all such licenses, permits and authorizations except where the failure to comply would not have a Ovale Material Adverse Effect. Ovale has not performed or suffered any act which could give rise to, or has otherwise incurred liability to any person (governmental or otherwise) under any Environmental Laws, nor has Ovale received notice of any such liability or any claim therefore.

SECTION 2.20. Labor Matters.
A. Except as set forth in Schedule 2.20:

1) Ovale is not a party to any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission;
2) Ovale is not a party to any agreement, policy or practice that requires it to pay

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   termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law);
3) Ovale is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Ovale nor does Ovale know of any activities or proceedings of any labor union to organize any such employees. Ovale has not breached or otherwise failed to comply with any provisions of any employment or labor agreement, and there are no grievances outstanding thereunder.
B. Except as set forth in Schedule 2.20:
1) Ovale is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment;
2) there is no unfair labor practice charge or complaint pending;
3) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to Ovale's best knowledge, threatened against or affecting Ovale, and Ovale has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of Ovale since the date of its last Financial Statement;
4) there is no question concerning union representation or negotiations of terms of employment and no union represents any Ovale employees.
5) there are no charges with respect to or relating to Ovale pending before the U.S. Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and
6) Ovale has received no formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Ovale and no such investigation is in progress.

SECTION 2.21. Disclosure.

This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby or on behalf of Ovale in connection with the transactions contemplated by this Agreement, individually and when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

SECTION 2.22. Survival.

Each of the representations and warranties set forth in this Article II shall be deemed represented and made by Ovale at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary thereof.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF OVALE SHAREHOLDERS, AND OF FABERT AS LENDER

The Ovale Shareholders, and Fabert as Lender severally (except as expressly stated otherwise) , represents and warrants to and agrees with Orion as follows:

SECTION 3.1. Authorization and Reliability of Agreement of the Ovale
Shareholders.

The Ovale Shareholders, have the power to enter into this Agreement and to carry out their obligations hereunder. This Agreement has been duly executed by the Ovale Shareholders, or their authorized representative, and constitutes the valid and binding obligation of the Ovale Shareholders and is enforceable against the Ovale Shareholders in accordance with its terms.

SECTION 3.2. Free and Clear Ownership of Shares

Each Ovale Shareholder owns his Ovale Shares free and clear of any and all liens, claims or encumbrances of any nature or description. Each Ovale Shareholder severally represents that he is the sole record and beneficial owner of the Ovale Shares set forth opposite such holder's name on Schedule 3.1 hereto, that he has the sole and undisputed power, right and authority to sell, transfer, option, pledge or hypothecate the same; and owns his Ovale Shares free and clear of any and all liens, suits, proceedings, claims and encumbrances of any kind, nature or description whether accrued, absolute, contingent or otherwise. To the best knowledge and belief of each holder, the Ovale Shares held by him are duly and validly issues, fully paid and non-assessable, and represent, respectively, the only issued and outstanding voting securities of Ovale in which he has any interest.

SECTION 3.3. Authorization and Reliability of Agreement of Fabert as
Lender.

Fabert, as Lender, has the power to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed by him, and constitutes his valid and binding obligation as Lender, and is enforceable against him as Lender in accordance with its terms.

SECTION 3.4. Investment Understanding and Representation by Orion.

Each of the Ovale Shareholders and Fabert as Lender has been advised, and by their respective execution of this Agreement, hereby agrees, accepts and acknowledges that none of the Orion Shares to be exchanges and delivered hereunder shall have been registered under the Securities

Act of 1933, as amended (the "Securities Act"), and that in originally issuing the Orion Shares to each of them, Orion will be relying upon an exemption from registration based upon the investment and other representations of each of them.

SECTION 3.5. Investment Representations Regarding the Orion Shares, Legending and Stop Orders.

Each of the Ovale Shareholders, and Fabert, as Lender, is acquiring the Orion Shares for their own respective accounts and each has no present arrangement or agreement for the sale, pledge or hypothecation of the Orion Shares to any person or firm and each has acknowledged that they are acquiring the Orion Shares in good faith for the purposes of investment, that the Orion Shares have not been registered under the Securities Act, and that each has have agreed to the placement of the following restrictive legend on the certificates representing the Orion Shares.

  "The Shares represented by this certificate have not been registered under the Securities Act of 1933 as amended. They may not be sold, assigned or transferred in the absence of an effective registration statement for the Shares under the said Securities Act, receipt of a 'no action' letter from the Securities and Exchange Commission or an opinion of counsel satisfactory to the Corporation that registration is not required under said Securities Act."

Each has further agreed that the Orion Shares will be the subject of standard stop transfer order on the books and records of Bench's transfer agent.

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ORION

Orion represents and warrants to and agrees with Ovale and the Ovale Shareholders as follows:

SECTION 4.1. Corporate Organization, Books and Records.

1) Orion is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction where the nature of the business conducted by Orion or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Orion (an "Orion Material Adverse Effect").

2) Copies of the Articles of Incorporation and By-laws of Orion, with all amendments thereto to the date hereof, have been furnished to Ovale, and such copies (annexed hereto as Schedule 4.1) are accurate and complete as of the date hereof. The minute books of Orion are current as required by law, contain the minutes of all meetings of the Board of Directors, committees of the Board of Directors from the date of incorporation to this date, and adequately reflect all material actions taken by the Board of Directors and committees of the Board of Directors of Orion.

3) The minute books of Orion, all the contents of which have been previously made available to Ovale and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent), the shareholders and Board of Directors of Orion. Orion does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Orion.

SECTION 4.2. Capitalization of Orion; Title to the Shares.

A. Capitalization and Planned Capitalization

The authorized capital stock of Orion consists of (a) 10,000,000 shares of common stock, par value $.01 per share, of which 4,061,532 shares are issued and outstanding and no shares are reserved for issuance (the "Orion Shares"). All of the outstanding Orion Shares have been duly authorized and validly issued, and are fully paid and non-assessable and free of preemptive or similar rights and no personal liability attaches to the ownership thereof. As of the date of Closing, the Board of Directors and a majority of the shareholders of Orion shall have duly authorized an amendment of Orion's Certificate of Incorporation so as to approve: (i) an increase in its authorized shares of Common Stock to 22,000,000 shares; (ii) the creation of a class of authorized shares of Preferred Stock in the amount of 2,000,000 shares; and (iii) the change in the name of Orion to Ovale Holdings Corporation. Said amendment to the Certificate of Incorporation shall have been duly and properly filed by the date of Closing. The Orion Shares are the sole outstanding shares of capital stock of Orion, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock or any unissued or treasury shares of capital stock of Orion.

B. Free Trading and Other Securities.

Except as set forth on Schedule 4.2B, all the issued and outstanding shares of Orion are freely tradeable in compliance with the Securities Act. Schedule 4.2, certified by Orion's transfer agent, lists all the holders of record, and persons known to hold shares beneficially, who hold shares issued in private placements or otherwise pursuant to exemptions from registration under the Securities Act which are not free trading shares. All such shares are the subject of standard stop transfer order on the books and records of Orion's transfer agent.

SECTION 4.3. Subsidiaries.

Orion has no subsidiaries and no investments, directly or indirectly, or the financial interest in any other corporation or business organization, join venture, or partnership of any kind whatsoever.

SECTION 4.4. Authorization and Validity of Agreements.

Orion has all corporate power and authority to execute and deliver this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to exchange the Orion Shares with the Ovale Shareholders, and to otherwise perform its obligations hereunder and to consummate all the transactions contemplated hereby. All of the Orion Shares to be issued pursuant to this Agreement, when issued and delivered as provided herein, shall be duly authorized, validly issued and non-assessable and free of preemptive or similar rights. The execution and delivery of this Agreement by Orion and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Orion are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

SECTION 4.5. No Conflict or Violation.

Except as otherwise set forth on Schedule 4.4, the execution, delivery and performance of this Agreement by Orion does not and will not violate or conflict with any provision of the Articles of Incorporation or By-Laws of Orion, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Orion is a party or by which it is bound or to which any of its respective properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Orion, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Orion is bound.

SECTION 4.6. Consents and Approvals.

Schedule 4.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by Orion or the performance by Orion of its obligations hereunder.

SECTION 4.7. Financial Statements.

A. Audited Financial Statements.

Orion has heretofore furnished to Ovale audited financial statements as of and for the two fiscal years ended on April 30, 2004, accompanied by the report thereon of Orion's Independent Certified Public Accountants, (the "Orion Audited Financial Statements"). The Orion Audited Financial Statements, including the notes thereto: (i) were prepared in accordance with generally accepted accounting principles; (ii) present fairly, in all material respects, the financial position, results of operations and changes in financial position of Orion as of such dates and for the periods then ended; (iii) are complete, correct and in accordance with the books of account and records of Orion: (iv) are reconciled with the financial statements and the financial records maintained and the accounting methods applied by Orion for federal income tax purposes, and
(v) contain all entries recommended by Orion's Accountants.

B.	Unaudited Financial Statements.

Orion has heretofore furnished to Ovale unaudited financial statements as of and for the nine months ended January 31, 2004, accompanied by the report thereon of Orion's Independent Certified Public Accountants As a condition precedent to the Closing. Orion will furnish to Ovale audited financial statements for its fiscal year ended April 30, 2004, accompanied by the report thereon of Orion's Independent Certified Public Accountants and will also furnish Ovale with any subsequently dated unaudited financial statements which Orion is required to file with the SEC in order to maintain its reporting status (Orion unaudited financial statements are referred to herein as the "Orion Unaudited Financial Statements" Orion Audited Financial Statements are referred to herein as the "Orion Audited Financial Statements" and together they are referred to as the "Orion Financial Statements"). The Orion Audited Financial Statements, including the notes thereto, (i) were prepared in accordance with generally accepted accounting principles, (ii) present fairly, in all material respects, the financial position, results of operations and changes in financial position of Orion as of such dates and for the periods then ended, (iii) are complete, correct and in accordance with the books of account and records of Orion, (iv) are reconciled with the financial statements and the financial records maintained and the accounting methods applied by Orion for federal income tax purposes, and (v) contain all entries recommended by Orion's Accountants.

SECTION 4.8. Absence of Certain Changes or Events.

Since April 30, 2004 and except (i) as contemplated by this Agreement, or (ii) set forth in the periodic reports filed by Orion with the SEC under the Exchange Act (the "Orion Public Reports") or (iii) as set forth on Schedule 4.7:

1) Orion has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or conditions financial or otherwise of Orion. Orion does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Orion;

2) There has not been any substantive change in any method of accounting or accounting practice of Orion;

There have not been any declarations, setting aside or payment of dividends or distributions with respect to shares of Orion or any redemption, purchase or other acquisition of any other Orion's securities; and any increase in the compensation payable or to become payable to any director or officer of Orion other than pursuant to employment agreements or consistent with prior past practices.

SECTION 4.9. Tax Matters.

All tax returns, reports, or information returns or other documents (including any relating or supporting information) required to be filed before the Closing in respect of Orion have been filed, and Orion has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed. All Taxes of Orion have been paid or adequately provided for and Orion knows of no proposed additional tax assessment against Orion not adequately provided for in the Financial Statements.
No deficiency for any Taxes has been asserted or assessed by a taxing authority against Orion; there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of Orion. In the ordinary course, Orion makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by Orion. Orion has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

"Taxes" shall for purposes of this Agreement mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

SECTION 4.10. Absence of Undisclosed Liabilities.

Orion has no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the balance sheet of
Orion as of April 30, 2004   other than liabilities incurred or accrued
in the ordinary course of business since the date of the last financial statement (annual or quarterly) furnished to Ovale. Except as shown in such balance sheets or in the notes to the Financial Statements or as disclosed in a Orion Public Report, (as hereinafter defined) Orion is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements, or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.
..
SECTION 4.11. Interests in Real Property.

Orion does not own or lease any real property.

SECTION 4.12. Personal Property.

Orion does not own any personal property, real property or properties that may be deemed to be a mix of personal property and real property.

SECTION 4.13. Licenses, Permits and Governmental Approvals.

There are no licenses, permits, franchises, authorizations and approvals issued or granted to Orion by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), or any pending applications therefore.

SECTION 4.14. Compliance with Law.

The operations of Orion have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Orion and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety except where such non-compliance would not have a Orion Material Advers Effect. Orion has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to Orion or any of its assets, properties or operations.

SECTION 4.15. Litigation.

Except as disclosed in an Orion Public Report, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the Orion's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Orion or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of Orion or the transactions contemplated by this Agreement, nor is there any basis known to Orion for any such action, suit, proceeding or investigation. Neither Orion nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, that would have an Orion Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

SECTION 4.16. Contracts.

Except as disclosed in an Orion Public Report, there are no contracts, agreements and other instruments to which Orion is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written or oral, express or implied, material,

  1) contracts, agreements and commitments not made in the ordinary course of business;
  2) purchase and supply contracts;
  3) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit;
  4) leases and subleases of real or personal property;
  5) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights;
  6) contracts or commitments limiting or restraining Orion from engaging or competing in any lines of business or with any person, firm, or corporation;
  7) partnership and joint venture agreements; and
  8) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment"). Except as disclosed in an Orion
  Public Report, each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof except as disclosed in an Orion Public Report. Orion has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Commitment, and to Orion's best knowledge no event has occurred which, with due notice or lapse of time or both, would constitute such a default except as disclosed in an Orion Public Report. To the best of Orion's knowledge, no other party to any Commitment is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

SECTION 4.17. Employee Plans.

Orion does not have and has never had any group health plans which would have required it to comply in relation with continuation coverage in any material respect with the requirements of Section 4980B of the Code and Sections 601 to 608 of the Employee Retirement Income Security Act of
1974, as amended ("ERISA").   As of the date of this Agreement, Orion has
no employee welfare benefit plan (an "Employee Welfare Plan"), as defined in Section 3(1) of ERISA, and no employee pension benefit plan as defined in Section 3(2) of ERISA (an "Employee Pension Plan"). There are no pension, savings, retirement, severance, health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") which Orion maintains, or to which it has any obligation to contribute. On the date of Closing, the Board of Directors and a majority of the shareholders of Orion shall have duly authorized the adoption of a 2003 Long Term Incentive Plan (the "Plan") wherein an aggregate of 2,000,000 shares of Orion's common stock shall have been reserved for issuance under the Plan.

SECTION 4.18. Insurance.

Orion does not have any insurance policies, and has not had any such insurance policies for more than five years.

SECTION 4.19. Environmental Matters.

No licenses, permits, or other authorizations are required under any applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and Orion is in compliance with all Environmental Laws and with all such licenses, permits and authorizations except where the failure to comply would not have an Orion Material Adverse Effect. Orion has not performed or suffered any act which could give rise to, or otherwise incurred liability to any person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. or any other Environmental Laws, nor has Orion received notice of any such liability or any claim therefore or submitted notice pursuant to
Section 103 of such Act to any governmental agency with respect to any of its respective assets.

SECTION 4.20. Labor Matters.

  A. Orion is not a party to:
  1) any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission;
  2) any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law); and

  3) any collective bargaining agreement or other labor union contract applicable to persons employed by Orion, nor does Orion know of any activities or proceedings of any labor union to organize any such employees. Orion has not breached or otherwise failed to comply with any provisions of any employment or labor agreement, and there are no grievances outstanding thereunder;

  B. Except as set forth in Schedule 4.19;
  1) Orion is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment;
  2) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB");
  3) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to Orion's best knowledge, threatened against or affecting Orion, and Orion has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of Orion. in the last ten years.
  4) there is no representation claim or petition pending before the NLRB and no question concerning representation exists relating to the employees of Orion;
  5) there are no charges with respect to or relating to Orion pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and
  6) Orion has received no formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Orion and no such investigation is in progress.

SECTION 4.21. Investment Intent.

The Ovale Shares will be acquired hereunder solely for the account of Orion, for investment, and not with a view to the resale or distribution thereof.

SECTION 4.22. SEC  Filings.

Orion has heretofore delivered to Ovale copies of Orion's Annual Reports on Form 10-KSB for the two fiscal years ended April 30, 2004, and the Forms 10-QSB for the three, six and nine months ended July 31, 2003, October 31, 2003 and January 31, 2004. It will deliver to Ovale its Form 10-QSB for the three months ended June 30, 2004. As of the respective dates, such reports complied in all material respects with all applicable requirements of the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Orion has filed, timely, all periodic and other reports, schedules, forms exhibits, statements and other documents required to be filed by it with the SEC under the Exchange Act. Orion is in compliance, to the extent applicable, with all reporting obligations under either Section 12(g) or 15(d) of the Exchange Act. Orion has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed and trades on the OTCBB. There is no fact known to Orion (other than general economic conditions known to the public generally) that has not been publicly disclosed by Orion that

  1) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on earnings, business affairs, properties or assets of Orion, or
  2) could reasonably be expected to materially and adversely affect the ability of Orion to perform its obligations pursuant to this Agreement.

SECTION 4.23. Disclosure.

This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Orion in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

SECTION 4.24. Survival.

Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by Orion at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary.

ARTICLE V  MUTUAL PRE-CLOSING COVENANTS

SECTION 5.1. Certain Changes and Conduct of Business.

From and after the date of this Agreement and until the Closing Date, Each of Orion and Ovale shall conduct, its business solely in the ordinary course consistent with past practices and in a manner consistent with their respective representations and warranties. In furtherance thereof, (i) Orion shall not without prior written consent of Ovale, (ii) Ovale shall not without the prior written consent of Orion, and (iii) the Ovale Shareholders shall not vote for or authorize Ovale except as required or permitted pursuant to the terms hereof, to:

  1) Make any material change in the conduct of its businesses and operations, or enter into any transaction other than in the ordinary course of business consistent with past practices;
  2) Make any change in its Articles of Incorporation or By-Laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;
  3) Incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices, or issue any securities convertible or exchangeable for debt securities of Orion;
  4) Make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof;
  5) Subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have a material adverse effect on Orion;
  6) Acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;
  7) Enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;
  8) Make or commit to make any material capital expenditure, other than in the ordinary course of business;
  9) Pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;
 10) Guarantee any indebtedness for borrowed money or any other obligation of any other person;
 11) Fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;
 12) Take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material respects;
 13) Make any loan, advance or capital contribution to or investment in any person;

 14) Make any change in any method of accounting or accounting principle, method, estimate or practice;
 15) Settle, release or forgive any claim or litigation or waive any right;
 16) Commit itself to do any of the foregoing;
 17) Continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;
 18) File, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;
 19) Continue to conduct its business in the ordinary course consistent with past practices;
 20) Keep its books of account, records and files in the ordinary course and in accordance with existing practices; and
 21) Continue to maintain existing business relationships with suppliers.

SECTION 5.2. Access to Properties and Records.

Ovale shall afford to Orion's accountants , and Orion shall afford to Ovale's accountants, and their respective counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties, properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section
5.2 shall affect any representation or warranty of, or the conditions to, the obligations of any party.

SECTION 5.3. Negotiations.

From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no Party to this Agreement nor its officers or directors (subject to such director's fiduciary duties), nor anyone acting on behalf of a Party or persons, shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of common stock or similar transaction involving any Party thereof except as permitted herein. A Party shall promptly communicate to any other Party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

SECTION 5.4. Consents and Approvals.

Each Party hereto,

1) shall use its reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement, and
2) shall diligently assist and cooperate with each other party in preparing and filing all documents required to be submitted by any Party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection with such transactions.

SECTION 5.5. Public Announcement.

Unless otherwise required by applicable law, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

SECTION 5.6. Original Issuance.

From and after the date of this Agreement until the Closing Date, Ovale shall not issue any additional shares of its capital stock or issue any options, warrants or rights to purchase or acquire any additional shares.

ARTICLE VI CONDITIONS TO OBLIGATIONS OF ORION

The obligations of Orion to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Orion in its sole discretion:

SECTION 6.1. Representations and Warranties of Ovale.

All representations and warranties made by Ovale in this Agreement shall be true and correct on and as of the Closing Date as if again made by Ovale on and as of such date.

SECTION 6.2. Agreements and Covenants.

Ovale shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by any of them on or prior to the Closing Date.

SECTION 6.3. Consents And Approvals.

All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date including but not limited to the approval of the Board of Directors of Ovale and the majority shareholders of Ovale.

SECTION 6.4. No Violation of Orders.

No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Ovale shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

SECTION 6.5. Good standing and Other Certificates.

Ovale shall have delivered to Orion:
1) Copies of certificates or articles of incorporation, all amendments thereto, in each case certified by the appropriate official of its jurisdiction of incorporation;
2) A certificate from the appropriate official of its respective jurisdictions of incorporation, to the effect that Ovale is in good standing in such jurisdiction and listing all charter documents including all amendments thereto, on file;
3) A copy of the Bylaws of Ovale, certified by its Secretary as being true and correct and in effect on the Closing Date;
4) A certificate from the Chief Executive Officer and Secretary (or equivalent officer) of Ovale attesting that (i) the documents referred to in sections 1), 2), and 3) of this subsection, and (ii) the resolutions of the Board of Directors of Ovale (or the equivalent governing body) annexed to their certificate are true and correct; and
5) Copies of the investment letters executed by the Ovale Shareholders and Fabert.

SECTION 6.6. Other Closing Documents.

Orion shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Ovale or in furtherance of the transactions contemplated by this Agreement as Orion or its counsel may reasonably request.

ARTICLE VII CONDITIONS TO OBLIGATIONS OF OVALE

The obligations of Ovale to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Ovale in its sole discretion.

SECTION 7.1. Representations and Warranties of Orion.

All representations and warranties made by Orion in this Agreement shall be true and correct on and as of the Closing Date as if again made by Orion on and as of such date.

SECTION 7.2. Agreements and Covenants.

Orion shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

SECTION 7.3. Consents and Approvals.

All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date, including but not limited to the approval of the Board of Directors of Orion, and the majority shareholders of Orion. In connection with obtaining a majority shareholder approval and under the rules and regulations of the Exchange Act, Orion will file a current or amended Schedule 14C with the SEC reflecting this transaction and the shareholder approval will be effective twenty (20) days following the day the definitive Schedule 14C is filed with the SEC and the Information Statement mailed to Orion's shareholders.

SECTION 7.4. No Violation of Orders.

No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Orion and its subsidiaries, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

SECTION 7.5. Good Standing and Other Certificates.

Orion shall have delivered to Ovale:
1) Copies of its certificate or articles of incorporation, and all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;
2) A certificate from the Secretary of State or other appropriate official of its jurisdiction of incorporation, to the effect that Orion is in good standing in such jurisdiction and listing all charter documents including all amendments thereto on file; and
3) A copy of the Bylaws of Orion, certified by its Secretary as being true and correct and in effect on the Closing Date.
4) A certificate from the President and Secretary of Orion attesting that
(i) the documents referred to in sections 1), 2), and 3) of this subsection, and (ii) the resolutions of the Board of Directors of Orion annexed to their certificate are true and correct;
5) Copies of investment letters executed by each Orion shareholders who holds restricted shares; and
6) the stock certificates and other documents referred to in Article I.

SECTION 7.6. Other Closing Documents.

Ovale shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Orion or in furtherance of the transactions contemplated by this Agreement as Ovale or its counsel may reasonably request.

SECTION 7.7. Corporate Matters.

At the Closing, Orion's Board of Directors and the requisite number of its stockholders shall have authorized:

1) An amendment to Orion's Certificate of Incorporation to increase its authorized capital stock to 22,000,000 Shares, of which 20,000,000 shall be Common Stock, $.01 par value per share, and 2,000,000 shall be "blank check" Preferred Stock, $.01 par value per share;

2) The adoption of a 2003 Long Term Incentive Plan (the "Plan") wherein an aggregate of 2,000,000 shares of Orion's common stock will be reserved for issuance under the Plan;
3) The election of Vladmir Fabert and Gilles Neveu to Orion's Board of Directors and the election of such other persons designated by Ovale so that the Ovale Directors including Messrs. Fabert and Neveu constitute a majority of the Board of Directors.
4) Ratification of the acts and actions of management since the last annual meeting of the shareholders of Orion, and
5) Caused Orion to carry out its obligations under Article I.

ARTICLE VIII 	TERMINATION AND ABANDONMENT
SECTION 8.1. Methods of Termination.
This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:
1) By the mutual written consent of Ovale and Orion;
2) By Orion, upon a material breach of any representation, warranty, covenant or agreement on the part of Ovale and the Ovale shareholders set forth in this Agreement, or if any representation or warranty of Ovale shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied an "Ovale Breach"), and such breach shall, if capable of cure, have not been cured within ten
(10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;
3) By Ovale, upon a material breach of any representation, warranty, covenant or agreement on the part of Orion set forth in this Agreement, or, if any representation or warranty of Orion shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied (an "Orion Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;
4) By either Ovale or Orion, if the Closing shall not have been consummated on or before October 30, 2004, provided, however, that this Agreement may be extended by written notice of either Ovale or Orion, if the Closing shall not have been consummated as a result of Orion or Ovale having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 8.1(4) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.
5) By either Ovale or Orion if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

SECTION 8.2. Procedure Upon Termination.

In the event of termination and abandonment of this Agreement by Ovale, or by Orion pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX 	POST-CLOSING AGREEMENTS

SECTION 9.1. Consistency in Reporting.

Each Party hereto agrees that: (i) this transaction is not intended to qualify as a tax-free reorganization under the Code; (ii) the exchange shall be reported for Federal income tax purposes as a taxable transaction; (iii) for purposes of all financial statements, tax returns and reports, and communications with third parties, the transactions contemplated in this Agreement and ancillary or collateral transactions will be treated as a taxable transaction; and (iv) if the characterization of any transaction contemplated in this Agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in this Agreement was with the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

ARTICLE X 	MISCELLANEOUS PROVISIONS

SECTION 10.1. Survival of Provisions.

The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.22 and 4.23, and except that the agreements dated February 10, 2004, March 25, 2004 and May 5, 2004 shall remain effective . In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

SECTION 10.2. Publicity.

Neither party shall cause the publication of any press release or other announcement with respect to this Agreement nor the transactions contemplated hereby without the consent of the other party, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing party prior notice and an opportunity to comment on the proposed disclosure.

SECTION 10.3. Successors and Assigns; No Third-Party Beneficiaries.

This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party.

SECTION 10.4. Finders.

The Parties represent and warrant that they have not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 10.5. Fees and Expenses.

Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

SECTION 10.6. Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, transmitted by facsimile with proof of transmission, or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

1) If to Orion, to:
     Orion Diversified Technologies, Inc.
     630 Shore Road, Suite 505
     Long Beach, NY 11561
     Attn: Irwin Pearl

   Copy to:
     Peter Campitiello, Esq.
     477 Madison Ave.  14th FL
     New York, NY 10022

2) If to Ovale, to:
     Ovale S.A.
     36 Boulevard Helvetique
     CH - 1207 Geneva, Switzerland
     Attn:  Vladimir Fabert

   Copy  to:
     Pomeranz Gottlieb & Mushkin, LLC
     205 Lexington Ave.
     New York, NY 10016-6022
     Attn: Martin Mushkin, Esq.

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 10.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 10.6.

SECTION 10.7. Entire Agreement.

This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit relating to this Agreement.

SECTION 10.8. Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

SECTION 10.9. Titles and Headings.

The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

SECTION 10.10. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

SECTION 10.11. Convenience of Forum; Consent to Jurisdiction.

The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in New York County, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in
Section 9.6.

SECTION 10.12. Enforcement of The Agreement.

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.13. Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice-of-law provisions thereof.

SECTION 10.14. Schedules.

Any schedule not previously provided or attached hereto may be exchanged between the Parties as least twenty (20) days prior to the scheduled Closing Date. See Section 1.2.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ORION DIVERSIFIED TECHNOLOGIES, INC.

BY: /s/ Irwin Pearl
      IRWIN PEARL, President
ATTEST:

By: /s/ Thomas Regan
    Thomas Regan, Secretary

OVALE S.A.
BY:   /s/ Vladimir Fabert
    Vladimir Fabert, President

 ATTEST:
By: /s/ Frederic Cottier
Member of the Board

 /s/ Vladimir Fabert
Vladmir Fabert, as Class A Shareholder solely as to section 1.1(1) and
Art III.

 /s/ Vladimir Fabert
Vladmir Fabert, as Class B Shareholder solely as to section 1.1(1) and
Art III.

/s/ Vladimir Fabert
Vladmir Fabert, as representative of the June Borrowers solely as to section 1.1(2)
/s/ Vladimir Fabert
Vladmir Fabert, as Lender solely as to section 1.1(3) and Art. IIIA.

EXHIBIT 1

HOLDER OF RECORD                                SHARES

Name and Signature

VLADIMIR FABERT_______________________________	100 CLASS A OVALE SHARES
VLADIMIR FABERT________________________________	150 CLASS B OVALE SHARES